Exhibit 4.13

Dated 22nd August 2007

ASIA SATELLITE TELECOMMUNICATIONS

HOLDINGS LIMITED

RULES RELATING TO

SHARE AWARD SCHEME

JSTC/67274340

CONTENTS

PARAGRAPH

1.	PURPOSES OF THE SCHEME	1

2.	DEFINITIONS AND INTERPRETATION	1

3.	DURATION	5

4.	ROLES OF THE VARIOUS BODIES	5

5.	OPERATION OF THE SCHEME	5

6.	TAKEOVER, RIGHTS ISSUE, OPEN OFFER, SCRIP DIVIDEND SCHEME, ETC.	13

7.	SCHEME LIMIT	16

8.	RETURNED SHARES	16

9.	DISPUTES	16

10.	ALTERATION OF THE SCHEME	16

11.	TERMINATION	17

12.	MISCELLANEOUS	18

13.	GOVERNING LAW, ETC.	19

Page i

ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED

RULES RELATING TO

SHARE AWARD SCHEME

1.	PURPOSE OF THE SCHEME

On 22 August 2007, the Board approved the establishment of a share award scheme. The purpose of the Scheme is:

(a)	to enhance the competitiveness of the Company in attracting and retaining the best senior staff for the development of the Company’s business and to position the Company as an employer of choice; and

(b)	to promote the long term financial success of the Company by aligning the interests of Eligible Employees and shareholders,

through the grant of Award Shares to the Eligible Employees. Award Shares granted in this Scheme will vest after a certain period as set out in this Scheme.

2.	DEFINITIONS AND INTERPRETATION

2.1	Definitions

In these rules of the Scheme, unless the context otherwise requires, each of the following words and expressions shall have the meaning respectively shown opposite to it below:-

“Adoption Date”	22 August 2007, being the date on which the Board adopted the Scheme;

“Annual Base Salary”	subject to paragraph 5.3(d), in respect of any calendar year the monthly base salary as at 30 June in the relevant year (excluding housing and other allowances) multiplied by 12;

“Award Letter”	shall have the same meaning as set out in paragraph 5.4;

“Award Period”

the period commencing on the Adoption Date, and ending on the day immediately prior to the 10th anniversary date of the Adoption Date (or in case such date is not a Business Day, the Business Day immediately thereafter);

“Award Shares”	the Shares granted to an Eligible Employee pursuant to paragraph 5.2 and purchased by the Trustee under the direction or recommendation of the Management;

“Board”	the board of directors of the Company or any duly authorised committee thereof;

“board lot”	the standardised number of Shares defined by the Stock Exchange as a trading unit, which is published in the website of the Stock Exchange;

“Business Day”	any day on which the Stock Exchange is open for the business of dealing in securities;

“Bye-laws”	the bye-laws of the Company from time to time;

“CEO”	the chief executive officer of the Subsidiary from time to time;

“Company”	Asia Satellite Telecommunications Holdings Limited;

“Eligible Employee”

in respect of any Grant Date, any Qualifying Employee approved for participation in the Scheme on the relevant Grant Date pursuant to paragraph 5.1(a) hereof, any person who is an executive director of the Company or the Subsidiary, and the CEO on the relevant Grant Date;

“Employee”	any person employed by the Company or the Subsidiary. An Employee shall not cease to be an Employee in the case of any transfers of employment between the Company and the Subsidiary;

“Grant”	the grant of Award Shares to Eligible Employees by the Company pursuant to the Scheme;

“Grant Date”	in respect of any calendar year, 1 July of the relevant year, or in case such date is not a Business Day, the Business Day immediately thereafter;

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange;

“Management”	executive staff of the Company as designated by the Board from time to time to operate the Scheme;

“Market Value”

in respect of any year, the average of the closing share prices for the Shares (or the closing bid, if no sales were reported) as quoted on the Stock Exchange for the twenty (20) Business Days on which the trading of the Shares has not been suspended immediately following the annual general meeting of the Company in that year;

“Qualifying Employee(s)”	Employee(s) holding office with a title listed in Schedule 1 hereto (as may be amended by the Board from time to time in accordance with the rules of the Scheme);

“Remuneration Committee”	the remuneration committee of the Company as designated by the Board from time to time to maintain an oversight of the operations of the Scheme;

“Returned Shares”	such Award Shares which are not vested and/or are forfeited in accordance with the terms of the Scheme, or such Shares being deemed to be Returned Shares under the terms of the rules of the Scheme;

“Scheme”	the share award scheme adopted by the Company in accordance with the rules herein on the Adoption Date;

“Shares”

ordinary shares of HK$0.10 each of the Company, or, if there has been a sub-division, consolidation, re-classification or re-construction of the share capital of the Company, shares forming part of the ordinary share capital of the Company of such other nominal amount as shall result from any such sub-division, consolidation, re-classification or re-construction;

“Special Dividend”

any dividend (or part of any dividend) which, in the opinion of the Board, by reason of its size and nature and by reason of its being paid out of retained profits or capital rather than out of current profits of the Company, constitutes in effect a return of capital to shareholders;

“Stock Exchange”	The Stock Exchange of Hong Kong Limited;

“Subsidiary”

Asia Satellite Telecommunications Company Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region having its registered office at 17 th Floor, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong;

“Trust”	the trust constituted by the Trust Deed to service this Scheme;

“Trust Deed”	a trust deed dated 22nd August 2007 entered into between the Company and the Trustee (as may be restated, supplemented and amended from time to time);

“Trustee”

trustee appointed by the Company for the purpose of the Trust, and initially, Equity Trust (Jersey) Limited, a company incorporated in Jersey and having its registered office at Equity Trust House, 28-30 The Parade, St Helier, Jersey, Channel Islands;

“Vesting Date”	shall have the meaning as set out in paragraph 5.6(a); and

“Vesting Notice”	shall have the meaning as set out in paragraph 5.6(b)(i).

2.2	Construction of references and interpretation

In these rules of the Scheme, save where the context otherwise requires:-

(a)	the headings are inserted for convenience only and shall not limit, vary, extend or otherwise affect the construction of any provision of these rules of the Scheme;

(b)	references to paragraphs are references to paragraphs of these rules of the Scheme;

(c)

references to any statute or statutory provision shall be construed as references to such statute or statutory provision as respectively amended, consolidated or re-enacted, or as its operation is modified by any other statute or statutory provision (whether with or without modification), and shall include any subsidiary legislation enacted under the relevant statute;

(d)	expressions in the singular shall include the plural and vice versa;

(e)	expressions in any gender shall include other genders; and

(f)	references to persons shall include bodies corporate, corporations, partnerships, sole proprietorships, organisations, associations, enterprises, branches and entities of any other kind.

3.	DURATION

Subject to any early termination as may be determined by the Board pursuant to paragraph 11, the Scheme shall be valid and effective for a term of 20 years commencing on the Adoption Date provided that no further awards will be granted and no further settlement of cash or other assets shall be made after the Award Period.

4.	ROLES OF THE VARIOUS BODIES

4.1	The Board

The Board will be the body to decide and approve the implementation of the Scheme. The Board’s powers include the authority to construe and interpret the terms of the Scheme.

4.2	Remuneration Committee

The Remuneration Committee is set up by the Board with delegated authority to maintain an oversight of the operations of the Scheme, to make recommendations to the Board from time to time for its consideration and approval, and to determine the number of Award Shares for the Eligible Employees.

4.3	Management

Management shall assist the Board and the CEO in the administration of the Scheme. The Board’s decision shall be final and binding.

4.4	The Trustee

The Trustee will hold the Shares and the income derived therefrom in accordance with the terms of the Trust Deed and for the purpose of satisfying the grant of Award Shares pursuant to this Scheme.

5.	OPERATION OF THE SCHEME

5.1	Participant

(a)

Each department head of the Company and/or the Subsidiary (as the case may be) may, no later than 1 June of each year in the Award Period, recommend a Qualifying Employee or a number of Qualifying Employees, excluding himself, to the CEO for participation in the Scheme in respect of any particular Grant Date. Upon the approval by the Remuneration Committee, on the recommendation of the CEO, such Qualifying Employee(s) shall be entitled to participate in the Scheme as an Eligible Employee in respect of that Grant Date. The Remuneration Committee, on the recommendation of the CEO, shall also select the department heads of the Company and/or the Subsidiary that are entitled to participate in the Scheme as Eligible Employees in respect of a particular Grant Date.

(b)	Each Eligible Employee may be awarded Award Shares subject to the terms and conditions set out in this Scheme.

5.2	Award Shares

(a)	(i)	Eligible Employees other than the CEO

Subject to this paragraph and paragraphs 3, 5.2(b), 5.3 and 7 herein, on any Grant Date during the Award Period an Eligible Employee for the relevant Grant Date (other than the CEO) may be granted such number of Award Shares as the Remuneration Committee, on the recommendation of the CEO, may determine at its absolute discretion provided that the total number of Award Shares that may be granted to the Eligible Employees (other than the CEO) on such Grant Date shall be the total number of Award Shares determined according to the following formula:

Total number of Award Shares for all Eligible Employees (other than the CEO) in Year n	=	x%	x	aggregate Annual Base Salary in Year n of all the Eligible Employees (other than the CEO) who remain as Eligible Employees on the Grant Date in Year n
Market Value per Share in Year n

where x% = a percentage as determined by the Board from time to time; and where “Year n” is any given year in the Award Period

(ii)

CEO

Subject to paragraphs 3, 5.2(b), 5.3 and 7 herein, on any Grant Date during the Award Period the CEO shall be granted such number of Award Shares as the Remuneration Committee may determine at its absolute discretion.

(iii)

Fractions

Any fractions resulting from the calculation of the total number of Award Shares under paragraph 5.2(a)(i) which are greater than or equal to 0.5 shall be rounded up to the nearest whole number and any fractions less than 0.5 shall be rounded down to the nearest whole number.

(b)

Grants for 2005, 2006 and 2007

Notwithstanding anything to the contrary in this Scheme, the Company shall within twenty (20) Business Days from the Adoption Date make the first grant of Award Shares to Eligible Employees in respect of each Grant Date in each of the calendar years 2005, 2006 and 2007 on the basis as if this Scheme were adopted in full force and effect on 1 July 2005, and for the purposes of this paragraph only the Award Period shall include the three calendar years 2005, 2006 and 2007. For reference purposes, the value of “x” is 7% for 2005, 14% for 2006 and 36% for 2007.

5.3	Participation, promotion or salary adjustment during the year

(a)

If an Employee joins as or is promoted to become a Qualifying Employee in a calendar year of any Grant Date but prior to the Grant Date of that year, and is approved for participating in the Scheme as an Eligible Employee for that Grant Date in accordance with paragraph 5.2(a)(i) above;

(b)

If an Employee joins as or is promoted to become a Qualifying Employee in a calendar year of any Grant Date but after the Grant Date of that year, and is approved for participating in the Scheme as an Eligible Employee for the following Grant Date in accordance with paragraph 5.2(a)(i) above; or

(c)	If the monthly base salary of an Eligible Employee is adjusted on or after 1 July in any given year,

then the provisions in paragraph 5.3(d) shall apply to determine the Annual Base Salary of such Employee used in the calculation of the total number of Award Shares (other than the CEO) under paragraph 5.2(a)(i) above.

(d)	(i)

in the case of paragraph 5.3(a) above, the Annual Base Salary of the Eligible Employee shall be prorated to the number of full calendar months of his employment as a Qualifying Employee in such calendar year of joining or promotion on the assumption that he is and will remain employed by the Company or the Subsidiary (as the case may be) as a Qualifying Employee for the remainder of that calendar year;

(ii)

in the case of paragraph 5.3(b) above, the Annual Base Salary of the Eligible Employee for the relevant following calendar year shall be increased by his monthly base salary as at 31 December in the year he joins or the year of his promotion (excluding housing and other allowances) multiplied by the number of full calendar months of his employment as a Qualifying Employee in such calendar year of joining or promotion; and

(iii)

the Annual Base Salary of an Eligible Employee whose monthly base salary is adjusted on or after 1 July in any given year and who is and remains as an Eligible Employee for the following Grant Date will be adjusted in respect of the following Grant Date by adding or subtracting (as the case may be) the total differences in the monthly base salary in the remaining months of that given year after such salary adjustment.

Illustrative examples

Assuming that 1 July is not a Business Day, and that 2 July is the Business Day immediately thereafter:

Joining or participating on 1 March 2008:

For the purposes of calculating the total number of Award Shares for 2008 under paragraph 5.2(a)(i) above, the Annual Base Salary of the Eligible Employee will be 10 times his monthly base salary as at 30 June 2008.

Joining or participating on 1 October 2008:

1 October is not a working date. This will be considered as a full calendar month employment. For the purposes of calculating the total number of Award Shares for 2009 under paragraph 5.2(a)(i) above, the Annual Base Salary of the Eligible Employee shall be the sum of (i) his monthly base salary as at 30 June 2009 multiplied by 12; and (ii) his monthly base salary as at 31 December 2008 multiplied by 3.

Salary adjustment on 1 March 2008

No adjustment in the Annual Base Salary of the Eligible Employee in respect of the Grant in 2009 is required as the Annual Base Salary of such Employee in respect of the Grant for 2008 is based on the adjusted salary as at 30 June 2008.

Salary adjustment on 1 October 2008

For the purposes of calculating the total number of Award Shares for 2009 under paragraph 5.2(a)(i) above, the Annual Base Salary of the Eligible Employee shall be the sum of (i) his monthly base salary as at 30 June 2009 multiplied by 12; and (ii) the total differences in his monthly base salary after the salary adjustment for the period between 1 October 2008 and 31 December 2008.

5.4	Award Letter

The Company shall issue a letter to each Eligible Employee in such form as the Management may from time to time determine, specifying the number of Award Shares, the Grant Date and the Vesting Dates to which the Grant relates (the “Award Letter”). The Grant under the Award Letter and the other terms and conditions set forth in the Award Letter shall be deemed accepted by the Eligible Employee upon the Eligible Employee’s counter-signing the Award Letter.

5.5	Settlement of the Grant

(a)

The Management shall, after having regard to the requirement under paragraph 5.11, pay to the Trustee such monies in such amount as approved by the Remuneration Committee, and may give directions or a recommendation to the Trustee to apply such monies and/or such other net amount of cash derived from Shares held as part of the Trust Fund as approved by the Remuneration Committee to acquire Shares or otherwise to apply any Returned Shares held in the Trust to satisfy the Grant made under the Scheme.

(b)

Within 20 Business Days (provided the trading of the Shares has not been suspended or such longer period as the Trustee and the Management may agree from time to time having regard to the circumstances of the purchase concerned) after receiving the amount or the direction to use such amount as specified in paragraph 5.5(a) above, the Trustee shall apply the same towards the purchase of the Shares at the prevailing market price in order to satisfy any Grant. Any excess amount provided shall be retained by the Trustee for the benefit of the Trust. Where the amount paid or caused to be paid by the Company or where the amount that the Trustee is directed by the Company to use is not sufficient to purchase all of the Shares required to satisfy any Grant, the Trustee shall acquire the maximum number of board lots of Shares that it is able to acquire with the net cash available in the fund of the Trust and the Company undertakes to provide further funds to the Trustee. For the avoidance of doubt, the Shares so purchased shall form part of the capital of the trust fund of the Trust.

(c)	The Trustee shall only be obliged to transfer Award Shares to Eligible Employees on vesting to the extent that Award Shares are comprised in the Trust.

5.6	Vesting

(a)

The Board shall determine from time to time the dates on which the Award Shares for each Grant are to vest in the relevant Eligible Employees (the “Vesting Dates”, and each a “Vesting Date”) provided that the Vesting Date shall not be later than the 18th anniversary date of the Adoption Date. Initially, the Board determines that all the Award Shares held by the Trustee upon the Trust and which are referable to an Eligible Employee shall vest in that Eligible Employee over a five (5) year period as follows:

Percentage of the Award Shares	Date of Vesting (Note)
25%	Second anniversary date of the Grant Date
25%	Third anniversary date of the Grant Date
25%	Fourth anniversary date of the Grant Date
balance	Fifth anniversary date of the Grant Date

save that the Grants which are made in respect of the Grant Dates in years 2005 and 2006 pursuant to paragraph 5.2(b) above will vest on 1 July 2008 and 1 July 2009 respectively (or the Business Date immediately thereafter if such date is not a Business Day).

Note :	In case where such anniversary date is not a Business Day, the Vesting Date shall be the Business Day immediately thereafter.

(b)	Except in the circumstances as set out in paragraph 5.7(b),

(i)

barring any unforeseen circumstances, one month prior to any Vesting Date, the Management shall (I) send to the relevant Eligible Employee a vesting notice (the “Vesting Notice”) together with such prescribed transfer documents which the Eligible Employee is required to execute to effect the vesting and transfer of the Award Shares on the relevant Vesting Date, and (II) notify the Trustee the extent to which Award Shares held in the Trust shall be transferred and released from the Trust to the Eligible Employee in satisfaction of the Grant;

(ii)

subject to the receipt of the Vesting Notice and the transfer documents duly signed by the Eligible Employee within the period stipulated in the Vesting Notice which shall not be less than 90 calendar days (or such longer period as the Management shall otherwise determine), the Trustee shall transfer the relevant Award Shares to the relevant Eligible Employee within 20 Business Days after receipt of the signed Vesting Notice and transfer documents; and

(iii)

in the event an Eligible Employee fails to return duly executed transfer documents prescribed in the Vesting Notice for the relevant Award Shares within the stipulated period, the relevant part of a Grant to such Eligible Employee shall, subject to Management’s discretion otherwise, automatically lapse forthwith and the relevant Award Shares shall not vest on the relevant Vesting Date but shall be retained by the Trustee as Returned Shares for the purposes of the Scheme.

(c)	Any stamp duty or other direct costs and expenses arising on vesting and transfer of the Award Shares to the Eligible Employees shall be borne by the Company.

(d)

All costs and expenses in relation to all dealings with the Award Shares after vesting and transfer of the Award Shares to the Eligible Employee shall be borne by the Eligible Employee and neither the Company nor the Trustee shall be liable for any such costs and expenses thereafter.

(e)

All taxes impositions and charges (such as personal income taxes) in relation to the Award Shares (the “Taxes”) shall be borne by the Eligible Employee after the Grant or vesting of the Award Shares and neither the Company nor the Trustee shall be liable for any Taxes.

(f)

The Trustee shall not be obliged to transfer any Award Shares unless and until the Eligible Employee has paid to the Trustee or the Company such sum as is sufficient to indemnify any such person in full against any costs, liabilities or taxes arising on Vesting or has provided evidence satisfactory to the Trustee or the Company that such arrangements have been made as the Trustee or the Company may reasonably require to ensure that any costs, liabilities or taxes will be reimbursed for which any such person is liable to account.

5.7	Cessation of Employment and Other Events

(a)

Notwithstanding the provision of paragraph 5.6, in respect of an Eligible Employee who dies or retires at or after his normal retirement age as specified in his/her terms of employment at any time prior to a Vesting Date, all the outstanding Award Shares not yet vested shall be deemed to be vested on the day immediately prior to his death or retirement at his normal retirement date. The vesting of Award Shares in respect of any Eligible Employee who retires other than on his normal retirement date will be within the discretion of the Remuneration Committee. In the case of retirement, upon vesting the procedures as set out in paragraph 5.6(b) shall apply except that the Vesting Notice will be sent to such Eligible Employee as soon as practicable after his retirement date.

(b)

In the event that a Grant or any part thereof to an Eligible Employee vests by reason of the death of such Eligible Employee, the Trustee shall hold such number of Shares as are equal to the vested Award Shares (subject to the Trustee being in possession of sufficient Shares in the fund of the Trust) (hereinafter referred to as “Benefits”) upon trust and to transfer the same to the legal personal representatives of the Eligible Employee within two years of the death of the Eligible Employee (or such longer period as the Trustee and the Management shall agree from time to time) or, if the Benefits would otherwise become bona vacantia, the Benefits shall be forfeited and cease to be transferable and such Benefits shall be held by the Trustee as Returned Shares for the purposes of the Scheme. Notwithstanding the foregoing, the Benefits held upon the trusts hereof shall until transfer is made in accordance herewith be retained and may be invested and otherwise dealt with by the Trustee in every way as if they had remained part of the Trust.

(c)

In the event (i) the Subsidiary by which an Eligible Employee is employed ceases to be a subsidiary of the Company, or (ii) an order for the winding-up of the Company is made or a resolution is passed for the voluntary winding-up of the Company (otherwise than for the purposes of, and followed by, an amalgamation or reconstruction in such circumstances that substantially the whole of the undertaking, assets and liabilities of the Company pass to a successor company), or (iii) the Eligible Employee is made redundant by the Company or the Subsidiary, all the outstanding Award Shares not yet vested and that are granted (whether conditionally or unconditionally) shall vest immediately. In any of these cases, upon vesting the procedures as set out in paragraph 5.6(b) shall apply except that the Vesting Notice will be sent to such Eligible Employee as soon as practicable after the Vesting Date.

(d)

If an Eligible Employee ceases to be an Employee for reasons other than provided under paragraphs 5.7(a) to (c), then, all outstanding Award Shares not yet vested shall be forfeited on his ceasing to be employed by the Company unless the Remuneration Committee, on the recommendation of the Management, determines otherwise at its absolute discretion.

(e)

If an Eligible Employee ceases to be a Qualifying Employee but remains as an Employee, such Employee will remain entitled to all outstanding Award Shares not yet vested made prior to the demotion until or unless such outstanding Award Shares are forfeited in accordance with the terms of this Scheme.

(f)

For the purpose of paragraphs 5.7(c) and (d), a resolution of the Remuneration Committee, on the recommendation of the Management, to the effect that the Eligible Employee has or has not ceased to be an Employee or been made redundant shall be conclusive.

5.8	Transferability and other rights to Award Shares

(a)

Any Award Shares granted hereunder but not yet vested shall be personal to the Eligible Employee to whom it is made and shall not be assignable or transferable and no Eligible Employee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favour of any other person over or in relation to any Award Shares, or enter into any agreement to do so.

(b)

Any breach of the foregoing shall entitle the Company to cancel any outstanding Award Shares or part thereof granted to such Eligible Employee. For this purpose, a resolution of the Remuneration Committee, on the recommendation of the Management, to the effect that the Eligible Employee has or has not breached any of the foregoing shall be conclusive.

5.9	Interest in the assets of the Trust

For the avoidance of doubt:

(a)

an Eligible Employee shall only have a contingent interest in the Award Shares which are referable to him subject to the vesting of such Shares in accordance with paragraphs 5.6, 5.7(a), 5.7(c) and 6.1;

(b)	no instructions may be given by an Eligible Employee to the Trustee in respect of the Award Shares or any other property of the Trust;

(c)

the Trustee shall not exercise the voting rights in respect of any Shares held under the Trust (including but not limited to the Award Shares, any Returned Shares, any bonus Shares and any scrip Shares);

(d)

save as otherwise provided in this Scheme in relation to Special Dividend, an Eligible Employee shall have no right to any dividend or any of the Returned Shares which shall be retained by the Trustee for the benefit of the Scheme;

(e)

an Eligible Employee shall have no rights in the balance of fractional share of a Grant and the fractional shares arising out of consolidation of Shares (such Shares shall be deemed as Returned Shares for the purposes of the Scheme);

(f)

save as provided under paragraphs 5.7(a) and (c), in the event an Eligible Employee ceases to be an Employee on the relevant Vesting Date, the award of the Award Shares in respect of the relevant Vesting Date shall lapse, such Award Shares shall not vest on the relevant Vesting Date and the Eligible Employee shall have no claims against the Company or the Trustee; and

(g)

in the case of the death of an Eligible Employee, the Benefits shall be forfeited if no transfer of the Benefits to the legal personal representatives of the Eligible Employee is made within the period prescribed in paragraph 5.7(b) and the legal personal representatives of the Eligible Employee shall have no claims against the Company or the Trustee.

5.10	Timing of Grant

No payment shall be made to the Trustees pursuant to paragraph 5.5 and no directions or recommendation to acquire Shares shall be given to the Trustees under the Scheme where any director or member of Management is in possession of unpublished price sensitive information in relation to the Company or where dealings by directors, officers or the Company in Shares or American depositary shares representing Shares are prohibited under any code or requirement of the Listing Rules, the U.S. federal securities laws and all other applicable laws from time to time.

5.11	Regulatory Compliance

In respect of the administration of the Scheme, the Company shall comply with all applicable laws and regulations, including without limitation those imposed by the Listing Rules and the U.S. federal securities laws from time to time.

6.	TAKEOVER, RIGHTS ISSUE, OPEN OFFER, SCRIP DIVIDEND SCHEME, ETC

6.1	Change in control or privatisation

If there is an event of change in control of the Company by way of merger, or a privatisation of the Company, all the outstanding Grant not yet vested shall immediately vest on the date when such merger or privatisation (as the case may be) becomes or is declared unconditional and such date shall be deemed the Vesting Date. Upon vesting, the procedures as set out in paragraph 5.6(b) shall apply except that the Vesting Notice will be sent to such Eligible Employee as soon as practicable after the Vesting Date. Subject to the receipt by the Trustee of duly executed prescribed transfer documents on or before such time as the Trustee may determine, the Trustee shall transfer the Award Shares to the Eligible Employee. For the purpose of this paragraph 6.1, “control” shall have the meaning as specified in The Codes on Takeovers and Mergers and Share Repurchases from time to time. For the avoidance of doubt, if there is an event of change in control of the Company that does not affect the listing status of the Shares, the provisions in this paragraph 6.1 on automatic vesting shall not be applicable.

6.2	Open offer

In the event the Company undertakes an open offer of new securities in respect of any Shares which are held by the Trustee under the Scheme, the Trustee shall not subscribe for any new Shares. In the event of a rights issue, the Trustee shall sell the nil-paid rights allotted to it and unless otherwise instructed by the Company the Trustee shall hold the net proceeds of sale as funds of the Trust.

6.3	Bonus warrants

In the event the Company issues bonus warrants in respect of any Shares which are held by the Trustee, the Trustee shall not, unless otherwise instructed by the Company, subscribe for any new Shares by exercising any of the subscription rights attached to the bonus warrants, and shall sell the bonus warrants created and granted to it, and the net proceeds of sale of such bonus warrants shall be held as funds of the Trust.

6.4	Scrip Dividend

In the event the Company undertakes a scrip dividend scheme , the Trustee shall elect to receive scrip Shares and such Shares will be held as Returned Shares.

6.5	Consolidation, Sub-division, Bonus issue and other distribution

(a)

In the event the Company undertakes a sub-division or consolidation of the Shares, corresponding changes will be made to the number of outstanding Award Shares that have been granted provided that the adjustments shall be made in such manner as the Remuneration Committee determines to be fair and reasonable in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Scheme for the Eligible Employees. All fractional shares arising out of such consolidation or sub-division in respect of the Award Shares of an Eligible Employee shall be deemed as Returned Shares and shall not be transferred to the relevant Eligible Employee on the relevant Vesting Date.

(b)

In the event of an issue of Shares by the Company credited as fully paid to the holders of the Shares by way of capitalisation of profits or reserves (including share premium account), the Shares attributable to any Award Shares held by the Trustee shall be deemed to be an accretion to such Award Shares and shall be held by the Trustee as if they were Award Shares purchased by the Trustee hereunder and all the provisions hereof in relation to the original Award Shares shall apply to such additional Shares.

(c)

In the event the Company pays any Special Dividend on any Award Shares held by the Trustee hereunder, the Trustee shall apply the proceeds of such dividend in purchasing additional Shares which shall be allocated on a pro rata basis to the Award Shares in respect of which the dividend was paid. The additional Shares so allocated to any Award Shares shall be deemed to be an accretion to such Award Shares and shall be held by the Trustee as if they were Award Shares purchased by the Trustee hereunder and all the provisions hereof in relation to the original Award Shares shall apply to such additional Shares. The provisions of paragraph 5.5(b) shall apply mutatis mutandis to the purchase of such Shares hereunder by the Trustee. In the event of a Special Dividend paid by way of a distribution in specie, the Trustee, on the recommendation of the Remuneration Committee, shall either sell such distribution in specie and apply the proceeds of the sale in accordance with this paragraph (c) or continue to hold such distribution in specie, which shall be deemed to form part of the Award Shares to which the distribution relates and shall be held on the Trust accordingly. If, in the opinion of the Remuneration Committee, the purchase of Shares on any occasion is impracticable, in whole or in part, then the Remuneration Committee may direct the Trustee to apply the whole or part of the relevant proceeds of sale in acquiring such other investment as it may direct (including depositing such monies with a bank or other financial institution) and such investment shall be deemed to form part of the Award Shares to which such monies relate and shall be held on the Trust accordingly.

(d)

In the event of any cash or non cash distribution or other events not referred to above by reason of which the Remuneration Committee considers an adjustment to the outstanding Award Shares to be fair and reasonable, an adjustment shall be made to the number of outstanding Award Shares of each Eligible Employee as the Remuneration Committee shall consider as fair and reasonable provided that the adjustments shall be made in such manner as the Remuneration Committee determines to be fair and reasonable in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Scheme for the Eligible Employees. The Company shall provide such funds, or such directions on application of the Returned Shares or other funds in the Trust, as may be required to enable the Trustee to purchase Shares at the prevailing market price to satisfy the additional Award Shares and paragraph 5.5(b) shall apply accordingly.

(e)

In the event of other non-cash and non-scrip distributions made by the Company not otherwise referred to in this Scheme above in respect of the Shares held upon the Trust, the Trustee shall dispose of such distribution and the net sale proceeds thereof shall be deemed as cash income of a Share held upon the Trust.

6.6	Fractional Entitlement of Award Shares

For the purpose of paragraph 6, a fractional entitlement of a Share shall be rounded down to the nearest whole number. Any Shares resulting from any fractional entitlements shall be deemed to be Returned Shares.

7.	SCHEME LIMIT

7.1	Scheme limit

The Company shall not make any further grant of Award Shares which will result in the number of shares granted under the Scheme exceeding three (3) per cent of the total number of issued Shares as at the Adoption Date.

7.2	Limit for each Eligible Employee

The maximum number of Award Shares which may be granted to an Eligible Employee but unvested under the Scheme shall not exceed one (1) per cent of the total number of issued Shares as at the Adoption Date.

8.	RETURNED SHARES

The Trustee shall hold Returned Shares to be applied in accordance with the provisions hereof for the purpose of the Scheme.

When Returned Shares have been awarded, the Trustee shall notify the Management accordingly.

9.	DISPUTES

Any dispute arising in connection with the Scheme shall be referred to the decision of the Board who shall act as experts and not as arbitrators and whose decision shall be final and binding.

10.	ALTERATION OF THE SCHEME

10.1

The Scheme may be altered in any respect by a resolution of the Board provided that no such alteration shall operate to affect adversely any subsisting rights of any Eligible Employee hereunder except:

(a)

where the consent in writing of Eligible Employees is obtained amounting to three-fourths in nominal value of all Award Shares held by the Trustee on that date other than Award Shares that have been forfeited in accordance with the terms of the Scheme; or

(b)	with the sanction of a Special Resolution passed at a meeting of the Eligible Employees.

10.2

For the avoidance of doubt, the change in the subsisting rights of an Eligible Employee in paragraph 10.1 refers to any change in the rights in respect of the Award Shares already granted to an Eligible Employee.

10.3

For any such meeting of Eligible Employees referred to in paragraph 10.1 all the provisions of the Bye-laws as to general meetings of the Company shall apply mutatis mutandis as though the Shares then held by the Trustee on behalf of Eligible Employees other than those that have been forfeited were a separate class of shares forming part of the share capital of the share capital of the Company except that:

(a)	not less than 7 days’ notice of such meeting shall be given;

(b)	a quorum at any such meeting shall be two Eligible Employees present in person or by proxy;

(c)

every Eligible Employee present in person or by proxy at any of such meeting shall be entitled on a show of hands to one vote, and on a poll, to one vote for each Award Share awarded to him and held by the Trustee (but, for the avoidance of doubt, excluding for this purpose any Returned Shares);

(d)	any Eligible Employee present in person or by proxy may demand a poll; and

(e)

if any such meeting is adjourned for want of a quorum, such adjournment shall be to such date and time, not being less than 7 or more than 14 days thereafter, and to such place as may be appointed by the chairman of the meeting. At any adjourned meeting those Eligible Employees who are then present in person or by proxy shall form a quorum provided that paragraph 10.3(b) shall be complied with in the event of any such adjournment, and at least 7 days’ notice of any adjourned meeting shall be given in the same manner as for an original meeting and such notice shall state that those Eligible Employees who are then present in person or by proxy shall form a quorum provided that paragraph 10.3(b) shall be complied with in the event of any such adjournment.

11.	TERMINATION

11.1	The Scheme shall terminate on the earlier of:-

(a)	the 20th anniversary date of the Adoption Date; and

(b)	such date of early termination as determined by the Board provided that such termination shall not affect any subsisting rights of any Eligible Employee hereunder.

11.2

On the Business Day following the settlement, lapse, forfeiture or cancellation (as the case may be) of the last outstanding Grant made or can be made under this Scheme (whichever is the earlier), the Trustee shall sell all the Shares remaining in the Trust within 20 Business Days (on which trading of the Shares has not been suspended) of receiving notice of the settlement, lapse, forfeiture or cancellation (as the case may be) of such last outstanding Grant (or such longer period as the Management may otherwise determine), and remit all cash and net proceeds of such sale referred to in this paragraph 11.2 and such other funds remaining in the Trust (after making appropriate deductions in respect of all disposal costs, expenses and other existing and future liabilities in accordance with the Trust Deed) to the Company. For the avoidance of doubt, the Trustee shall not transfer any Shares to the Company nor may the Company otherwise hold any Shares whatsoever (other than the proceeds in the sale of such Shares pursuant to this paragraph 11.2).

11.3	For the avoidance of doubt, the temporary suspension of the granting of any Award Shares shall not be construed as a decision to terminate the operation of the Scheme.

12.	MISCELLANEOUS

12.1

The Scheme shall not form part of any contract of employment between the Company or any Subsidiary and any Employee, and the rights and obligations of any Employee under the terms of his office or employment shall not be affected by his participation in the Scheme or any right which he may have to participate in it and the Scheme shall afford such Employee no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason.

12.2

The Company shall bear the costs of establishing and administering the Scheme, including, for the avoidance of doubt, costs arising from communication as referred to in paragraph 12.3, expenses incurred in the purchase of Shares by the Trustee and stamp duty and normal registration fee (i.e. not being fee chargeable by the share registrar of any express service of registration) in respect of the transfer of Shares to Eligible Employees on the relevant Vesting Date. For the avoidance of doubt, the Company shall not be liable for any tax or expenses of such other nature payable on the part of any Employee in respect of any sale, purchase, vesting or transfer of Shares.

12.3

Any notice or other communication between the Company and any Employee may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, its registered office in Hong Kong or such other address as notified to the Employee from time to time and in the case of an Employee, his address in Hong Kong as notified to the Company from time to time or by hand delivery.

12.4	Any notice or other communication served by post shall be deemed to have been served 24 hours after the same was put in the post.

12.5

The Company shall not be responsible for any failure by any Employee to obtain any consent or approval required for such Employee to participate in the Scheme as an Eligible Employee or for any tax, duty, expenses, fees or any other liability to which he may become subject as a result of his participation in the Scheme.

12.6

Each and every provision hereof shall be treated as a separate provision and shall be severally enforceable as such and in the event of any provision or provisions being or becoming unenforceable in whole or in part. To the extent that any provision or provisions are unenforceable they shall be deemed to be deleted from these rules of the Scheme, and any such deletion shall not affect the enforceability of the rules of the Scheme as remain not so deleted.

13.	GOVERNING LAW, ETC.

13.1	The Scheme shall operate subject to the Bye-laws and any applicable law.

13.2	The Scheme shall be governed by and construed in accordance with the laws of Hong Kong.